Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-146177

	For Month Ended
	November 30, 2009
	UNAUDITED
	Month	Year to Date
	(A Units)	(A Units)
Statement of Income

Trading Income (Loss):
Realized Trading Income (Loss)	$42,058	$(3,691,293)
Change in Unrealized Income (Loss)	1,245,484	(845,455)
Foreign Currency Transaction Income (Loss)	(376,806)	1,555,434

Net Trading Income (Loss)	910,736	(2,981,314)

Other Income
Interest Income	2,111	47,167

Total Income (Loss)	2,111	47,167

Expenses
Advisory Incentive Fees	54,833	91,413
Management Fees	88,097	1,091,998
Organization and Offering Expenses	-	244,600
Administrative Expenses	88,572	1,179,557
Brokerage Expenses	204,254	2,479,347

Total Expenses	435,756	5,086,915

Net Income (Loss)	$477,091	$(8,021,062)

Statement of Changes in Net Asset Value

Beginning Balance	61,385,463	80,039,618
Additions	5,000	1,315,169
Net Income (Loss)	477,091	(8,021,062)
Transfers from Class A to Class B	(91,541)	(1,172,473)
Redemptions	(1,226,283)	(11,611,522)

Balance at November 30, 2009	$60,549,730	$60,549,730
Total Units Held at End of the Period		568,578
Net Asset Value Per Unit		$106.49
Rate of Return	0.78%	-10.80%

To the best of my knowledge and belief, the information
contained herein is accurate and complete
/s/Annette A. Cazenave
Sr. Vice President, R.J. O'Brien Fund Management, LLC
Managing Owner, RJO Global Trust

NOT FOR USE AFTER February 28, 2010

	For Month Ended
	November 30, 2009
	UNAUDITED
	Month	Year to Date
	(B Units)	(B Units)
Statement of Income

Trading Income (Loss):
Realized Trading Income (Loss)	$678	$(49,949)
Change in Unrealized Income (Loss)	20,083	(8,750)
Foreign Currency Transaction Income (Loss)	(6,076)	20,218

Net Trading Income (Loss)	14,685	(38,481)

Other Income
Interest Income	35	649

Total Income (Loss)	35	649

Expenses
Advisory Incentive Fees	884	1,344
Management Fees	1,421	15,155
Organization and Offering Expenses	-	3,400
Administrative Expenses	1,428	16,121
Brokerage Expenses	1,625	17,261

Total Expenses	5,358	53,281

Net Income (Loss)	$9,362	$(91,113)

Statement of Changes in Net Asset Value

Beginning Balance	896,864	-
Additions	-	20,000
Net Income (Loss)	9,362	(91,113)
Transfers from Class A to Class B	91,541	1,172,473
Redemptions	-	(103,593)

Balance at November 30, 2009	$997,767	$997,767
Total Units Held at End of the Period		9,200
Net Asset Value Per Unit		$108.46
Rate of Return	0.95%	-9.15%

To the best of my knowledge and belief, the information
contained herein is accurate and complete
/s/Annette A. Cazenave
Sr. Vice President, R.J. O'Brien Fund Management, LLC
Managing Owner, RJO Global Trust

NOT FOR USE AFTER February 28, 2010